Exhibit 99.1

Appliance Recycling Centers of America, Inc.

7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION, CONTACT:
Edward R. (Jack) Cameron, CEO, or
Peter Hausback, EVP and CFO
(952) 930-9000

Appliance Recycling Centers of America Reports Second Quarter

Operating Results

MINNEAPOLIS—AUGUST 11, 2009—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI) today reported operating results for the second quarter ended July 4, 2009.

Highlights of the second quarter included:

•                  Signing of two new recycling contracts.

•                  Commencement of a joint venture to operate a refrigerator recycling program sponsored by the Mexican government.

•                  Significant reduction of overall net loss compared to the first quarter of 2009.

•                  Gross profits for the recycling segment remaining strong at 34.3% of revenues.

•                  Implementation of comprehensive cost-saving measures companywide.

Total revenues for the second quarter of 2009 decreased 14.4% to $25.4 million from $29.7 million in the second quarter of 2008. ARCA reported a second quarter 2009 operating loss of $0.1 million compared to operating income of $1.5 million during the same period of 2008. Second quarter comparable store revenues from the sixteen ApplianceSmart Factory Outlets open for the past twelve months decreased 19.7%, and total retail revenues decreased 7.9% to $19.3 million from $21.0 million during the same period of 2008. The decline in comparable store revenues was due primarily to price compression on product to remain competitive with other retailers in the current economic environment, along with lower customer traffic. Revenues from ARCA’s recycling segment decreased 29.8% to $6.0 million in the second quarter of 2009 compared to revenues of $8.5 million in the same period of 2008. The decrease was due primarily to lower recycling volumes in California and lower scrap metal prices compared to the second quarter of 2008. The decrease in the recycling revenues was primarily the result of a planned volume reduction for one contract and a second contract starting later than expected.

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Overall gross profit as a percentage of total revenues declined to 29.9% for the second quarter of 2009 compared to 32.5% for the second quarter of 2008. The decline was due primarily to the price compression mentioned previously and to lower comparable store sales. Gross profit for the retail segment was 28.5% in the second quarter compared to 32.4% in the same quarter of 2008. Gross profit for the retail segment for the second quarter of 2009 increased 4.7 percentage points compared to the first quarter of 2009 due primarily to operational efficiencies and improved product mix. Gross profit for the recycling segment was 34.3% for the second quarter of 2009 compared to 32.9% for the same quarter of 2008.  The improvement was due to cost reductions and operational efficiencies.

Corporate general and administrative expenses for the second quarter decreased $0.6 million in the second quarter of 2009 to 9.3% of total revenues compared to $3.0 million or 10.2% of total revenues for the second quarter of 2008. The Company reported a tax benefit of $0.1 million for the second quarter, which represents an effective tax rate of 17.0%. The Company recorded a discrete item in the second quarter of 2009 related to additional Canadian tax deductions determined by completing a detailed transfer pricing study. The Company recognized a tax benefit of approximately $0.2 million related solely to its Canadian operations compared to the original tax provision estimate for fiscal 2008. The Company also recorded a provision for income taxes of $0.1 million related to the second quarter 2009 taxable income generated by its Canadian operations, which partially offsets the discrete item recorded in the second quarter of 2009. The Company’s net loss for the second quarter was $0.4 million or $0.09 per diluted share compared to net income of $0.8 million or $0.18 per diluted share for the second quarter of 2008. The net loss for the second quarter of 2009 included non-cash share-based compensation expense of $0.1 million along with $0.1 million in legal expenses as the Company started the legal appeal process relating to the JACO lawsuit.

In January 2009, the Court granted JACO a summary judgment in ARCA’s lawsuit against the parties. The ruling was made by the same judge who had earlier denied summary judgment to the defendants. Even though the Court’s ruling will have no impact on ARCA’s method of recycling or ability to conduct existing or future business, the Company filed an appeal with the Ninth Circuit Court of Appeals in California in February 2009 seeking to have the court set aside the summary judgment. ARCA believes the decision by the trial judge was in error and contrary to the law relating to unfair competition and false advertising. The Company believes it is entitled to its day in

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court against JACO for damages caused by their actions, but a timeline on a decision of the appeal has not yet been established.

New Appliance Recycling Contracts

During the second quarter, the Company signed new appliance recycling contracts to support programs sponsored by Xcel Energy and Baltimore Gas and Electric. Both of these programs will commence operations in the third quarter of 2009.

Cost Containment Initiatives

During the second quarter, the Company implemented various cost-reduction initiatives with the plan of saving approximately $2.6 million annually in operating and general and administrative level costs. Additionally, the Company has engaged the services of a consultant with retail lease expertise to negotiate with landlords to reduce the Company’s rental obligations. The Company has initially obtained rent concessions of $0.2 million from two landlords.

Mexico Joint Venture

In June 2009, the Company completed a $0.3 million investment in Diagnostico y Administracion de Logistica Inversa, S.A. de C.V. (DALI), a Mexican company. DALI is a joint venture that operates a refrigerator recycling program sponsored by the Mexican government. The recycling program is a four-year program that is funded annually with plans to recycle a total of 1.6 million refrigerators. The results of the joint venture were immaterial for the second quarter of 2009.

Year-to-Date

Total revenues for the first six months of 2009 were $51.5 million compared to $55.4 million for the same period of 2008. This overall decrease is the net effect of a 1.1% increase in total retail revenues offset by a 27.4% decrease in recycling and byproduct revenues. Year-to-date comparable retail store revenues decreased 14.6% but were offset by the revenues from stores that opened during the past year. Recycling revenues and byproduct revenues decreased $4.2 million primarily as a result of lower recycling revenues in the Company’s California market combined with this year’s later-than-anticipated start of a major utility’s annual appliance replacement program.

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Overall gross profit as a percentage of total revenues was 27.0% for the first six months of 2009 compared to 32.0% for the comparable period of 2008. The decline was due primarily to price compression on product to remain competitive during the current economic downturn. Gross profit for the retail segment was 26.1% in the first six months of 2009 compared to 33.9% in the same period of 2008. Gross profit for the recycling segment was 30.4% for the first six months of 2009 compared to 26.9% for the same period of 2008. The increase in gross profit for recycling was due primarily to cost-saving efforts in several areas, including labor and transportation.

The Company’s net loss for the first six months of 2009 was $2.4 million or $0.52 per diluted share compared to net income of $1.0 million or $0.21 per diluted share for the comparable period of 2008. The earnings for the first six months of 2009 included non-cash share-based compensation expense of $0.3 million compared to $0.2 million for the same period of 2008.

Edward R. (Jack) Cameron, President and Chief Executive Officer, commented: “The second quarter of 2009 reflected improvement in our overall business compared to the first quarter of this year. While our ApplianceSmart Factory Outlets performed relatively well in the Minnesota and Ohio markets, the Georgia and Texas markets continued to be very challenging. However, we did see some improvement in our retail store margins between the first and second quarters, although margins remain depressed given the overall slump in the retail market. Our recycling segment remains strong, and we actually increased margin levels during the second quarter.”

Cameron added, “Various cost-saving initiatives have been implemented throughout the company at both the operating and corporate levels and the company is confident that the savings expected to be achieved will help the company not only in the short term, but will also position it well for the long term. We are starting to benefit from these cost-reduction measures as evidenced by the increase in recycling segment margins and the decrease in corporate overhead during the second quarter, and we expect to achieve the majority of anticipated savings during the next four quarters.”

About ARCA

ARCA (www.arcainc.com) is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities. The Company is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for

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electrical household appliances and electronic scrap. Through its ApplianceSmart operation (www.appliancesmart.com), ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of August 2009, ApplianceSmart was operating 20 factory outlets: six in the Minneapolis/St. Paul market; one in the Rochester, Minn., market; four in the Columbus, Ohio, market; six in the Atlanta market; and three in San Antonio, Texas.

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
Revenues:
Retail	$19,327	$20,976	$40,267	$39,834
Recycling	5,374	7,288	9,936	13,232
Byproduct	691	1,398	1,347	2,298
Total revenues	25,392	29,662	51,550	55,364

Costs of revenues	17,807	20,016	37,636	37,657
Gross profit	7,585	9,646	13,914	17,707
Selling, general and administrative expenses	7,729	8,106	15,740	15,560
Operating income (loss)	(144)	1,540	(1,826)	2,147

Other income (expense):
Interest expense, net	(256)	(327)	(575)	(724)
Other expenses, net	(95)	—	(71)	—
Income (loss) from continuing operations before income taxes	(495)	1,213	(2,472)	1,423
Provision for (benefit of) income taxes	(84)	293	(99)	176
Income (loss) from continuing operations	(411)	920	(2,373)	1,247
Loss from discontinued operations, net of tax	—	(83)	—	(293)
Net income (loss)	$(411)	$837	$(2,373)	$954

Basic income (loss) per share:
Continuing operations	$(0.09)	$0.20	$(0.52)	$0.27
Discontinued operations	—	(0.02)	—	(0.06)
Net income (loss)	$(0.09)	$0.18	$(0.52)	$0.21

Diluted income (loss) per share:
Continuing operations	$(0.09)	$0.20	$(0.52)	$0.27
Discontinued operations	—	(0.02)	—	(0.06)
Net income (loss)	$(0.09)	$0.18	$(0.52)	$0.21

Weighted average number of shares outstanding:
Basic	4,578	4,571	4,578	4,563
Diluted	4,578	4,632	4,578	4,627

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	July 4,	January 3,
	2009	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,738	$3,498
Accounts receivable, net of allowance of $98 and $292, respectively	5,306	6,056
Inventories, net of reserves of $301 and $115, respectively	16,345	18,834
Other current assets	598	950
Deferred income taxes	448	448
Total current assets	24,435	29,786
Property and equipment, net	6,741	6,967
Deferred income taxes	186	177
Other assets	752	485
Total assets	$32,114	$37,415

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,376	$4,473
Accrued expenses	3,650	4,073
Line of credit	12,361	14,527
Current maturities of long-term obligations	616	579
Income taxes payable	—	362
Total current liabilities	21,003	24,014

Long-term obligations, less current maturities	4,714	4,892
Deferred income tax liabilities	524	520
Total liabilities	26,241	29,426

Commitments and contingencies	—	—

Shareholders’ equity:
Common Stock, no par value; 10,000 shares authorized; issued and outstanding: 4,578 shares	16,504	16,221
Accumulated deficit	(10,302)	(7,929)
Accumulated other comprehensive loss	(329)	(303)
Total shareholders’ equity	5,873	7,989
Total liabilities and shareholders’ equity	$32,114	$37,415